Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AUDACY, INC.

(a Delaware corporation)

ARTICLE I.

NAME

The name of the Company is Audacy, Inc. (the “Company”).

ARTICLE II.

REGISTERED AGENT AND REGISTERED OFFICE

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The name and mailing address of the incorporator (the “Incorporator”) is: Andrew Sutor, 2400 Market Street, 4th Fl Philadelphia, PA 19103.

ARTICLE IV.

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) The Company shall have perpetual existence.

ARTICLE V.

AUTHORIZED SHARES

Section 1. Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is 20,000,000 consisting of: (i) 14,500,000 shares designated as Class A Common Stock, $0.01 par value per share (hereinafter referred to as the “Class A Common Stock”); and (ii) 5,500,000 shares designated as Class B Common Stock, $0.01 par value per share (hereinafter referred to as the “Class B Common Stock”) The Class A Common Stock and Class B Common Stock shall be referred to collectively herein as the “Common Stock”.

Section 2. Non-Voting Stock. The Company shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), (b) only have such force and effect for so long as Section 1123 of the

Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this certificate of incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE VI.

TERMS OF COMMON STOCK

Except with regard to voting and conversion rights, shares of Class A Common Stock and Class B Common Stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Common Stock and the various classes of Common Stock shall be as follows:

Section 1. Voting Rights.

(a) General Rights.

(i) The holders of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company. Except as may be required by law or by Section 1(a)(ii) or Section 1(a)(iii) of this Article VI, the holders of shares of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company.

(ii) Notwithstanding Section 1(a)(i) of this Article VI, holders of Class B Common Stock shall be entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B Common Stock that does not similarly affect the rights or obligations of the holders of Class A Common Stock.

(iii) Subject to the Shareholders’ Agreement, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of 70% of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Shareholders’ Agreement. To the fullest extent permitted by law, each holder of Common Stock shall be subject to, shall be required to enter into, shall be deemed to have entered into, and shall be deemed to be bound by, the Shareholders’ Agreement, regardless of whether any such holder has executed the Shareholders’ Agreement, and the Shareholders’ Agreement shall be deemed to be a valid, binding and enforceable obligation of such holder (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters or similar rights), even if such holder has not actually executed and delivered a counterpart of the Shareholders’ Agreement. Additionally, the waivers of fiduciary duties contained in Section 2.9 of the Shareholders’ Agreement shall be incorporated by reference herein mutatis mutandis.

(c) Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

(d) Special Meeting of Stockholders. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the bylaws of the Company, a special meeting of the stockholders of the Company may be called at any time only by (i) the Board of Directors or (ii) by the Chairperson of the Board of Directors or the Secretary of the Company acting at the request of stockholders of the Company holding at least 25% of the voting power of the outstanding Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, voting together as a single class. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

(e) No Cumulative Voting. No holder of any shares of any class of stock of the Company shall be entitled to cumulative voting rights in any circumstances.

(f) Consent Rights. Certain stockholders shall have those specific consent rights set forth in Sections 2.4 and 2.5 of the Shareholders’ Agreement with such terms to be incorporated by reference herein mutatis mutandis.

(g) Notice of Action by Stockholders by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, with prior written notice to all stockholders entitled to vote on such action but without a vote by consent in accordance with Section 228 of the DGCL; provided such prior written notice may be provided to the stockholders of the Company pursuant to the notice requirements in the Bylaws.

Section 2. Dividends. The holders of shares of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Company, from funds lawfully available therefor, such dividends as may be declared by the Board of Directors of the Company from time to time. When and as dividends are declared on Common Stock, the holders of shares of each class of Common Stock will be entitled to share ratably in such dividend according to the number of shares of Common Stock held by them (with shares of Class A Common Stock and Class B Common Stock treated identically for such purpose); provided, however, that in the case of dividends payable on Common Stock in shares of Common Stock, only Class A Common Stock will be issued with respect to dividends paid on Class A Common Stock and only Class B Common Stock will be issued with respect to dividends paid on Class B Common Stock. In the event any class of Common Stock is split, divided or combined, each other class of Common Stock simultaneously shall be proportionately split, divided or combined. The issuance of any dividends to holders of warrants issued pursuant to (a) the special warrant agreement or agreements (the “Special Warrants”), entered into between the Company and the warrant recipients thereunder on or about the date hereof (as amended, modified or otherwise restated from to time to time, collectively, the “Special Warrant Agreements”) or (b) the second lien warrant agreement or agreements (the “2L Warrants” and together with the Special Warrants, the “Warrants”), entered into between the Company and the warrant recipients thereunder on or about the date hereof (as amended, modified or otherwise restated from to time to time, collectively, the “2L Warrant Agreements”) shall be governed by the terms of such Special Warrant Agreements or 2L Warrant Agreements, as applicable.

Section 3. Liquidation, Dissolution or Winding-Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which the holders of any shares ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of shares of the Class A Common Stock and the Class B Common Stock shall be entitled to share pro rata in the remaining assets of the Company in proportion to the respective number of shares of Common Stock held by each stockholder compared to the aggregate number of shares of Common Stock outstanding.

Section 4. Merger or Consolidation. In the event of a merger or consolidation of the Company, shares of Class A Common Stock and Class B Common Stock shall be treated identically, except with respect to voting and conversion rights as specifically described in this Article VI; provided, however, that, except where the Class A Common Stock and the Class B Common Stock are to remain outstanding, the consideration received for each share of Class A Common Stock and Class B Common Stock as part of any such merger or consolidation shall be identical.

Section 5. Convertibility, Transfers.

(a) Conversion of Class B Common Stock. Each holder of Class B Common Stock is entitled to convert at any time or times all or any of such stockholder’s whole shares of Class B Common Stock into an equal number of shares of Class A Common Stock; provided, however, that to the extent that such conversion would result in the stockholder holding more than 4.99% of the outstanding shares of Class A Common Stock following such conversion, the stockholder shall first deliver to the Company an ownership certification in form and substance reasonably satisfactory to the Company for the purpose of enabling the Company (a) to determine that such stockholder does not have an attributable interest in another entity that would cause the Company to violate the Communications Act or FCC Regulations, and (b) to obtain any necessary approvals from the FCC or the United States Department of Justice. For the avoidance of doubt, the conversion rights provided by this Section 5 of this Article VI shall apply to whole shares of Class B Common Stock only, and the Company shall have no obligation to honor a request for conversion of a fraction of a share of Class B Common Stock. Notwithstanding anything to the contrary contained herein, the Company shall not be required to convert any share of Class B Common Stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act, provided, however, that, to the extent a prior approval is necessary in order to effectuate such a conversion, the Company shall seek such approvals to the extent so requested by the entity seeking to convert the Class B Common Stock into shares of Class A Common Stock at such entity’s sole expense.

(b) Condition Precedent to Conversion. As a condition precedent to any conversion of any shares of Class B Common Stock, the stockholder shall give the Company not less than five (5) business days’ prior written notice of any intended conversion and the identity of the Person who will hold the converted shares, and shall promptly provide the Company, in addition to the information required by Section 5(a) of this Article VI, with any information reasonably requested by the Company to ensure compliance with applicable law.

(c) Conversion.

(i) Effective Time and Deliveries upon Conversion. Upon delivery of a notice of conversion in conformity with the foregoing provisions, the Company shall thereupon, as promptly as reasonably practicable, and in any event within five business days after receipt by the Company of such notice of conversion, make or cause to be made a book entry into the stock ledger of the Company for the aggregate number of shares of Class A Common Stock issuable upon such conversion (based upon the aggregate number of shares of Class B Common Stock so converted). Any share of Class B Common Stock converted hereunder shall, to the extent (A) such shares are properly converted in accordance with the terms hereof, (B) the Company has made a reasonable and good faith determination that such conversion does not violate the Communications Act or FCC Regulations and (C) subject to Section 5(a) of this Article VI and Section 6 of this Article VI, below, be deemed to have been effected immediately prior to the close of business on the day on which the notice of conversion shall have been delivered to the Company. At such time, the book entry into the stock ledger of the Company for the shares of Class A Common Stock issuable upon such conversion shall be deemed to have been made, and the stockholder thereof shall be deemed to be and entitled to all rights of the stockholder of record of such Class A Common Stock.

(ii) No Adverse Action. The Company will, subject to the provisions of this Section 5 and Section 6, below, (i) not close its books against the transfer of Class A Common Stock issued or issuable upon conversion of Class B Common Stock in any manner which interferes with the timely conversion of Class B Common Stock, and (ii) take all such actions as are reasonably necessary in order to ensure that the Class A Common Stock issued or issuable with respect to such conversion will be validly issued, fully paid and non-assessable.

(iii) Sufficient Shares. The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of (x) Class A Common Stock for the conversion of all shares of Class B Common Stock and (y) Class A Common Stock and Class B Common Stock for the exercise of all Special Warrants then outstanding.

(d) Condition Precedent to Transfers. As a condition precedent to any transfer of record or beneficial ownership of any Capital Stock or Warrants, the transferor shall give the Company not less than five (5) business days’ prior written notice of any intended transfer and the identity of the Person who will be the transferee, and shall promptly provide the Company with any information reasonably requested by the Company to ensure compliance with applicable law, including the media ownership and foreign ownership restrictions imposed by the Communications Act and FCC Regulations. In addition, notwithstanding anything to contrary contained herein, any otherwise permitted transfer of record or beneficial ownership of any Capital Stock or Warrants shall be null and void if the Board of Directors or the Chief Executive Officer of the Company determines, in their sole discretion, that such transfer would create a material risk that the Company would become a reporting company under the Exchange Act. Additionally, Section 3.6 of the Shareholders’ Agreement shall be incorporated by reference herein mutatis mutandis.

Section 6. FCC Matters. To the extent necessary to comply with the Communications Act and FCC Regulations, the Board of Directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 22.50% (or such higher number as may be approved by the FCC after the date of this Certificate of Incorporation) of the Company’s outstanding Capital Stock, including Warrants on an as-converted basis, by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of, Aliens in a manner that would cause the Company to be in violation of the Communications Act or FCC Regulations; (ii) prohibit any transfer of the Company’s stock which the Company believes could cause more than 22.50% (or such higher number as may be approved by the FCC after the date of this Certificate of Incorporation) of the Company’s outstanding Capital Stock, including Warrants on an as-converted basis, to be owned or voted, directly or indirectly, by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding Capital Stock to the extent the ownership, voting or transfer of such portion would cause the Company to violate or would otherwise result in violation of any provision of the Communications Act or FCC Regulations; (iv) redeem Capital Stock to the extent necessary to bring the Company into compliance with the Communications Act or FCC Regulations or to prevent the loss or impairment of any of the Company’s FCC licenses, (v) require disclosure to the Company by any stockholder of the Company if such stockholder’s ownership of the Capital Stock, or Warrants on an as-converted basis, would result in 5% or more of the Company’s Capital Stock being owned or voted, directly or indirectly, by any person or entity identified in the foregoing clause (i), and (vi) require that any stockholder of the Company provide such information as the Company deems necessary or appropriate to effect the provisions of this Section 6 of this Article VI. Without limiting the foregoing and notwithstanding any provision contained herein to the contrary, no stockholder shall be entitled to transfer or convert any share of the Company’s Capital Stock or Warrants until all applicable regulatory approvals, including without limitation such regulatory approvals required by the Communications Act or FCC Regulations, have been obtained.

Section 7. Legend. Shares of Common Stock, to the extent certificated, shall bear a legend setting forth the restrictions on transfer and ownership which apply to such shares.

Section 8. Definitions. For the purposes of this certificate of incorporation, the following capitalized terms shall have the meanings set forth below:

“Affiliate” shall be defined as set forth in Rule 144 promulgated under the Securities Act.

“Aliens” shall be defined as set forth in Section 6 of this Article VI.

“Capital Stock” means all shares now or hereafter authorized of any class or series of capital stock of the Company which has the right to participate in the distribution of the assets and earnings of the Company, including Common Stock and any securities convertible into shares of Common Stock (as a result of conversion rights, recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Class A Common Stock” shall be defined as set forth in Article V.

“Class B Common Stock” shall be defined as set forth in Article V.

“Common Stock” shall be defined as set forth in Article V.

“Communications Act” shall mean the Communications Act of 1934, as amended.

“DGCL” shall be defined as set forth in Article IV.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FCC” shall mean the Federal Communications Commission including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission.

“FCC Regulations” shall mean the rules, regulations and policies promulgated by the FCC and in effect from time to time.

“Person” shall include any individual, entity, or group within the meaning of Section 13(d)(3) of the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement dated as of the date hereof by and among the Company and certain holders of Capital Stock and Warrants signatories thereto.

“Special Warrant Agreements” shall be as defined in Section 2 of this Article VI.

“Special Warrants” shall be as defined in Section 2 of this Article VI.

“2L Warrant Agreements” shall be as defined in Section 2 of this Article VI.

“2L Warrants” shall be as defined in Section 2 of this Article VI.

ARTICLE VII.

BOARD OF DIRECTORS

Section 1. Composition of the Board of Directors. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation or the Shareholders’ Agreement, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Company then in effect, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the DGCL, this Certificate of Incorporation, the bylaws of the Company and the Shareholders’ Agreement. The Board of Directors shall consist of up to seven members, and, for so long as the Shareholders’ Agreement is in effect, one of whom shall at all times be the Chief Executive Officer of the Company, and the remaining members of the Board of Directors shall be determined in accordance with Sections 2.1, 2.2 and 2.3 of the Shareholders’ Agreement, subject in all respects to compliance with the Communications Act and FCC Regulations, with such terms to be incorporated by reference herein mutatis mutandis. At each annual meeting of stockholders, directors shall be elected for a term of office to expire at the succeeding annual meeting of stockholders. Directors shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. Subject to the terms of the Shareholders’ Agreement, the holders of the issued and outstanding shares of Class A Common Stock shall have the right and power to elect all the directors of the Company by vote of holders of (a) a majority of the votes of the issued and outstanding Class A Common Stock by written consent or (b) a plurality of the votes of the issued and outstanding Class A Common Stock present in person or represented by proxy at any meeting at which a quorum is present called for the purpose of electing directors; provided, however, that, for so long as the Shareholders’ Agreement is in effect, to the extent the Shareholders’ Agreement provides a holder of Class A Common Stock with the right to designate one or more directors to the Board, such directors shall not be subject to a vote by the remaining stockholders, but shall become members of the Board upon such designation.

Section 2. Term of Office. The term of the initial Board of Directors shall be through the later of the 2024 annual meeting of the Company or the annual meeting of the Company that immediately follows the FCC’s issuance of a declaratory ruling granting the relief requested in the Company’s petition for declaratory ruling submitted pursuant to 47 C.F.R.§ 1.5000 et seq. for the Company to exceed the 25 percent indirect foreign ownership benchmark contained in 47 U.S.C. § 310(b)(4), as required by the Joint Prepackaged Plan of Reorganizations for Audacy, Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code, dated as of January 4, 2024 or final approval by the United States Department of Justice related thereto, if any.

Section 3. Election. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Company. For so long as the Shareholders’ Agreement is in effect, Directors shall be designated or nominated to the Board of Directors and any committee thereof in accordance with Sections 2.1, 2.2 and 2.3 of the Shareholders’ Agreement, which is incorporated by reference herein mutatis mutandis.

Section 4. Removal. Any director or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of no less than a majority of the total voting power of the outstanding shares of the Class A Common Stock of the Company entitled to vote in any annual election of directors, voting together as a single class; provided, however, (x) a director that has been designated by a stockholder may only be removed by the stockholder that has designated such director and (y) that whenever the holders of any class or series are entitled to elect one or more directors by this Certificate of Incorporation or the Shareholders’ Agreement, with respect to the removal of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

Section 5. Vacancies. Except as set forth in the Shareholders’ Agreement, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director. For the avoidance of doubt, any vacancy involving a director that has been designated by a stockholder or group of stockholders shall be filled by the stockholder or group of stockholders with such designation right (to the extent such stockholder still retains such designation right).

Section 6. Liability. To the full extent permitted by the DGCL or any other applicable law as the same currently exists or hereafter in effect, no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director for or with respect to any acts or omissions in the performance of his or her duties as a director. Any repeal or modification of this Article VII will not adversely affect any right or protection of a director existing prior to such repeal or modification. Any repeal or modification of this Article VII by the stockholders of the Company, adoption of any provision inconsistent herewith or otherwise shall not adversely affect any right or protection of a director existing at the time of such repeal, alteration, amendment, adoption or modification. The provisions of this Article VII shall continue as to a person who has ceased to be a director and shall inure to his heirs, executors, administrators and personal and legal representatives.

ARTICLE VIII.

AMENDMENT

Section 1. Amendment of Certificate of Incorporation or Bylaws. The Company reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or the Bylaws, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation or the Bylaws in their present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation or the Shareholders’ Agreement and in addition to any other vote required by law, the affirmative vote of at least 70% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, which shall include at least three stockholders that are not Laurel Tree or any of its Permitted Transferees (as such terms are defined in the Shareholders’ Agreement), shall be required to adopt, amend or repeal any provision of this Certificate of Incorporation or the Bylaws. The Company hereby expressly elects not to be governed by Section 242(d) of the DGCL.

ARTICLE IX.

GENERAL

Section 1. Forum. Unless the Company, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article IX, internal corporate claims means claims, including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Company shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 2. Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Section 3. Inapplicability of DGCL Section 203. The Company expressly elects that it shall not to be governed by, or otherwise subject to, Section 203 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Incorporation to be executed by the Incorporator as of the 30th day of September, 2024.

AUDACY, INC.

By:	/s/ Andrew P. Sutor, IV
Name: Andrew P. Sutor, IV
Title: Incorporator